Exhibit 10 (b)

            Salary Continuation Plan for Executives of
            Lincoln National Corporation and Affiliates
                As Amended through August 1, 2000

Section 1. History and Effective Date. The following provisions constitute an amendment, restatement, and continuation of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the "Plan").

Section 2. Purpose. The Plan was established because certain highly-compensated employees ("Executives") have been and will be key persons in the successful operation of the Company and other Employers. Lincoln National Corporation (the "Company") desires (a) to assure that it will have the benefit of the Executives' services until retirement; and (b) after termination of service, but prior to age sixty-five (65) years, to retain the Executive's exclusive consultative services. The Company and each Affiliate (as defined below) which with the consent of the Chief Executive Officer of the Company has adopted or hereafter adopts the Plan are referred to below collectively as the "Employers" and individually as an "Employer." The term "Affiliate" means any corporation fifty percent (50%) or more of the voting stock of which is owned, directly or indirectly, by the Company.

Section 3. Employees Eligible to Participate. Individuals from a select group of highly-compensated employees shall be eligible to participate in the Plan as determined by the Chief Executive Officer of the Company. Such an eligible employee who participates in the Plan is hereinafter called "Executive."

Section 4. Effective Date of Executive's Participation. The Plan shall become effective for an Executive on the date specified in the Joinder Agreement signed by the Executive and agreed to by the Company.

Section 5. Amount of Salary Continuation Benefit. The amount of salary continuation benefit shall be based on two percent (2%) of the Executive's final monthly salary multiplied by the total number of years of participation in the Plan up to a maximum of ten percent (10%) of the Executive's final monthly salary. An Executive's final monthly salary shall be that monthly rate of salary which is being paid at termination of service unless the Executive retires after age sixty-five (65) years, in which case, the final monthly salary shall be the monthly rate of salary which is being paid at the time the Executive attains age sixty-five (65) years. Effective January 1, 1992, the maximum final monthly salary used to calculate the Salary Continuation Benefit shall be the greater of $16,667.00 and the monthly salary in effect on December 31, 1991. Years of participation shall be counted beginning with the effective date of an Executive's Participation as described in
Section 4. A year of participation shall be a twelve (12) month period beginning with the Executive's effective date of participation and ending with the day preceding the first anniversary of such effective date. Each succeeding twelve (12) month period of service shall be counted as a year of participation in the Plan, except that participation in and benefit accrual under the Plan shall end on the earlier of the date that (a) the Chief Executive Officer of the Company (or his delegate) determines the Executive is no longer eligible to participate in the Plan or (b) the Executive terminates employment; provided, however, that (i) months of participation for an Executive participating in the Plan at termination of employment shall include months (maximum of twenty-four
(24)) during which such Executive is receiving severance pay and such period of severance is included as Hours of Service under the Lincoln National Corporation Employees' Retirement Plan and (ii) an Executive who does not have five full years of participation in the Plan and who retires while participating will be granted a full year of participation for any final partial year.

Section 6. Salary Continuation Benefits upon Retirement at or after Age Sixty-Five (65) Years. Upon retirement at or after age sixty-five (65) years under the Lincoln National Corporation Employees' Retirement Plan, the Company (or the Affiliate for which the Executive last performed services) shall pay salary continuation benefits to the Executive in the amount calculated in Section 5.

Section 7. Salary Continuation Benefits upon Retirement prior to Age Sixty-Five (65) Years. Upon retirement at or after age fifty-five (55) years but before age sixty-five (65) years under the Lincoln National Corporation Employees' Retirement Plan, the Company (or the Affiliate for which the Executive last performed services) shall pay salary continuation benefits to the Executive. The amount of such benefit shall be the amount calculated in Section 5, actuarially reduced in accordance with the following table and with such linear interpolations as shall in the sole discretion of the Company be necessary to take into account the exact age (including fractions) of the Executive at the date of retirement:



                             Applicable Factor             Applicable Factor             Applicable Factor
                             If Executive Has At           If Executive Has              If Executive Has Less
Executive's                  Least 25 Vesting Years        20 to 25 Vesting Years        Than 20 Vesting Years
Age on Date                  of Service Under the          of Service Under the          of Service Under the
Benefits                     Company's Employees'          Company's Employees'          Company's Employees'
Commence                     Retirement Plan               Retirement Plan               Retirement Plan
--------                     ---------------                ---------------              ---------------
  65                              1.00                          1.00                          1.00
  64                              1.00                           .92                           .91
  63                              1.00                           .85                           .83
  62                              1.00                           .79                           .75
  61                               .95                           .74                           .67
  60                               .90                           .70                           .60
  59                               .85                           .66                           .55
  58                               .80                           .62                           .50
  57                               .75                           .58                           .45
  56                               .69                           .54                           .40
  55                               .63                           .50                           .35


Section 8. Method and Duration of Payment of Benefits. Benefit payments under Sections 6 and 7 shall be made on the first day of the first calendar month following the date of retirement and on the first day of each calendar month thereafter so long as the Executive shall live; provided, however, that in no event shall the Company make less than one hundred twenty (120) such payments, whether to the Executive or to the Beneficiary.

Section 9. Survivor Benefits Before Retirement and Before Commencement of Executive's Benefits. Upon his death before retirement under the Lincoln National Corporation Employees' Retirement Plan and before commencement of his benefits hereunder, all rights of the Executive hereunder shall terminate except that upon receipt by the Company of satisfactory proof of the Executive's death, his Beneficiary shall receive a survivor benefit in accordance with the following:

(a) For Executives who signed a Joinder Agreement on or before December 31, 1991, if the Executive dies while participating in the Plan (before termination of employment) and before attaining age sixty-five (65) years, the survivor benefit shall equal twenty-five (25%) of the Executive's annual salary (at the time of his death) and shall be paid upon such receipt and thereafter on the anniversary of the Executive's death until the later of the date on which the Executive would have attained age sixty-five (65) years and the date as of which a total of ten (10) such payments shall have been made. Effective January 1, 1992, the annual salary used to calculate such benefit shall not exceed the greater of $200,000 and the annual salary in effect on December 31, 1991;

(b) For Executives who signed a Joinder Agreement on or after January 1, 1992 and whose death occurs on or after August 1, 2000, if the Executive's spouse (or beneficiary) is entitled to a survivor benefit under the Lincoln National Corporation Employees' Retirement Plan, the survivor benefit hereunder shall equal the benefit calculated in accordance with Section 7 that would have been payable had the Executive begun receiving his benefits hereunder on the later of the date of his death or his fifty-fifth (55th) birthday and shall be paid on the first day of the month following such later date and each month thereafter for a total of one hundred twenty (120) months; or

(c) For former Executives who signed a Joinder Agreement on or after January 1, 1992, whose death occurs on or after August 1, 2000 and who would otherwise have been entitled to benefits under Section 14, if the Executive's spouse (or beneficiary) is entitled to a survivor benefit under the Lincoln National Corporation Employees' Retirement Plan, the survivor benefit hereunder shall equal the benefit calculated in accordance with Section 14 that would have been payable had the Executive begun receiving his benefits hereunder on the later of the date of his death or his fifty-fifth (55th) birthday and shall be paid on the first day of the month following such later date and each month thereafter for a total of one hundred twenty (120) months.

Section 10. Death Before Retirement but After Age Sixty-Five (65) Years. If the Executive dies before retiring but after attaining age sixty-five (65) years, all rights of the Executive hereunder shall terminate except that, upon receipt by the Company of satisfactory proof of the Executive's death, there shall be paid to his Beneficiary a monthly amount calculated in accordance with Section 5, payable as of the first day of the month after his death for an aggregate of one hundred twenty (120) payments.

Section 11. Death After Retirement. If the Executive dies after retiring and prior to receiving one hundred twenty (120) salary continuation benefit payments, payments to the Beneficiary shall be continued, if living, until combined payments to the Executive and the Beneficiary shall total one hundred twenty (120) payments.

Section 12. Payments to an Estate. If the Executive fails to designate a valid Beneficiary in the Joinder Agreement or if there is no designated Beneficiary surviving the Executive, then any remaining payments due shall be commuted and paid to the Executive's estate. If the Beneficiary shall die after receiving one or more payments, but before all payments have been made, any remaining payments shall be commuted and paid to such Beneficiary's estate.

Section 13. Voluntary Termination of Service. Neither the Executive nor any Beneficiary shall be entitled to any benefits under this Plan if the Executive voluntarily terminates employment with the Company and all Affiliates (a) prior to attaining age fifty-five (55) years, or (b) after attaining age fifty-five (55) years, but prior to completing five
(5) years of participation in the Plan.

Section 14. Involuntary Termination of Service. If before qualifying for benefits under Sections 6 or 7, the Executive involuntarily terminates employment with the Company and all Affiliates primarily from circumstances not within the control of the Executive, but other than by death, disability or for cause, and if he continues to provide exclusive consultative services after such termination of employment, his salary continuation benefit (in the amount calculated in Section 5) shall be paid to the Executive beginning on the first day of the first calendar month following the date the Executive reaches age sixty-five (65) years and on the first day each calendar month thereafter so long as the Executive shall live; provided, however, that after payments begin at age sixty-five (65) years, the Company (or any Affiliate) shall make no less than one hundred twenty (120) such payments, whether to the Executive or to his Beneficiary. Effective January 1, 1998, such an Executive may elect to receive his salary continuation benefit beginning on the first day of the first calendar month following the later of his attainment of age fifty-five (55) years or his employment Termination Date (or beginning on the first day of any month thereafter). The amount of such benefit shall be the amount calculated in Section 5, actuarially reduced in accordance with the appropriate factor in Section 7 for the age at which the Executive elects to commence his benefit in the column titled "Applicable Factor if Executive has less than twenty
(20) Vesting Years of Service under the Company's Employees' Retirement Plan." Such benefit shall be paid each month thereafter so long as the Executive shall live; provided, however, that after payments shall have begun, the Company (or any Affiliate) shall make no less than one hundred twenty (120) such payments, whether to the Executive or to his Beneficiary.

Section 15. Termination of Service After a Change In Control of the Company. In the event of a voluntary or involuntary termination of service of the Executive within two years subsequent to a change in control of the Company, as defined in the LNC Executive Severance Benefit Plan, in effect immediately preceding such change in control, such Executive shall be treated as continuing employment with the Company until age sixty-five (65) years, and the conditions for benefits in Section 16, below, shall not apply.

Section 16. Conditions for Benefits. In the event of an Executive's involuntary termination of service, all benefits as provided in this Plan shall be forfeited if the Executive fails to act, directly or indirectly, as an exclusive consultant to the Company until age sixty-five (65) years; provided, however, that the Company may waive the requirements in this Section 16 in a written document signed by its Chief Executive Officer.

Section 17. No Right or Title to Funds. The Company shall have no obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay any obligations under this Plan. The Executive, and any successor in interest to him, shall be and remain simply a general creditor of the Company with respect to any promises to pay under this Plan in the same manner as any other creditor who has a general claim
for an unpaid liability.   Neither the Executive nor any Beneficiary
shall acquire any right in or title to any funds or assets of the Company otherwise than by and through the actual payment of the monthly or annual payments hereunder. The Company shall not make any loans or extend credit to an Executive which will be offset by benefits payable under this Plan.

Section 18. Definitions and Rules of Construction. Except where the context clearly indicates to the contrary, the following terms have the meanings specified:

(a ) "Beneficiary" means the beneficiary or beneficiaries designated in the Joinder Agreement by the Executive. The designation of beneficiary by the Executive in the last Joinder Agreement executed prior to death shall control. Payments under this Plan to the last designated beneficiary or his estate shall relieve the Company from all responsibility to any beneficiary designated in a prior Joinder Agreement.

(b) "Joinder Agreement" means the document agreed to by the Company by which the Executive affirmatively demonstrates a desire to participate in the Plan according to the terms and conditions herein and designates a Beneficiary.

(c) The pronouns "he" and "his" include the other gender.

(d) The terms "herein," "hereof," and "hereunder" refer to the Plan in its entirety.

(e) This Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) The headings in this Plan are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

(g) The Executive's Vesting Years of Service and Termination Date are as defined in the Lincoln National Corporation Employees' Retirement Plan.

Section 19. No Assignments, etc. Neither the Executive nor a Beneficiary, shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of the payments provided by this Plan; nor shall said payments be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise. Upon the occurrence of any event in violation or attempted violation of this provision, any payments thereafter payable hereunder shall, in the sole and uncontrolled discretion of the Company, be subject to cancellation; whereupon, the Company may, but need not, make such payments to someone else deemed by it to be a natural object of the bounty of the Executive, and such payments shall relieve the Company and all Affiliates of any further or other obligation hereunder.

Section 20. Amendment, Suspension or Termination of Plan. This Plan may be amended or terminated at any time and from time to time by the Company without an Executive's consent, but no amendment shall operate to give the Executive, or his Beneficiary, either directly or indirectly, any interest whatsoever in any funds or assets of the Company and any Affiliates, except the right upon fulfillment of all terms and conditions hereof to receive the payments herein provided. Likewise, no amendment, suspension or termination of this Plan shall, in and of itself, result in the forfeiture of any salary continuation benefit promise accrued to an Executive who is in the active employment of the Company at such time or to an Executive who's service has been involuntarily terminated as described in Section 14 and no amendment, suspension or termination of this Plan shall operate to reduce or diminish any benefit after payment of such benefit has begun.

Section 21. No Effect on Employment. This Plan shall not supersede any other contract of employment, whether oral or in writing, between the Company, its Affiliates and the Executive, nor shall it affect or impair the rights and obligations of the Company and the Executive, respectively, thereunder; and nothing contained herein shall impose any obligation on the Company to continue the employment of the Executive.

IN WITNESS WHEREOF, the President and Chief Executive Office of the Company has executed this amendment, restatement and continuation this day of August 2000.
------

                           LINCOLN NATIONAL CORPORATION

                           By:  Jon A. Boscia
                           Its:  President and Chief Executive Officer


                      Lincoln National Corporation
        Salary Continuation Plan for Executives Joinder Agreement

I,                                    , ("Executive") hereby agree to
  ------------------------------------
the terms and conditions of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the "Plan"), as amended through August 1, 2000, and as it may be amended thereafter, and request
participation thereunder effective as of                                   .
                                        -----------------------------------

I acknowledge that the Company is under no obligation to continue the Plan and that being a participant thereunder in no way guarantees my employment. Until further notice, I request that any death benefits be payable to:

---------------------------------------------------------------------------
Name

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Address                                              Relationship

---------------------------------         ---------------------------------
Date                                      Signature of Executive

Lincoln National Corporation agrees to the terms and conditions of the Plan and participation in the Plan by the Executive and acknowledges
his/her request for participation this         day of
                                      --------
                           .
---------------------------

                              LINCOLN NATIONAL CORPORATION


                              By:
                                 ---------------------------

                            Title:
                                 ---------------------------